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                                                             Exhibit (a)(5)(xii)


                                  [DAVITA LOGO]


Contact:  LeAnne Zumwalt
          DaVita Inc.
          310 750-2072

DAVITA INC. ANNOUNCES EXTENSION OF EXPIRATION DATE OF THE
            TENDER OFFER FOR ITS COMMON SHARES

TORRANCE, CA, May 3, 2002 - DaVita Inc. (NYSE: DVA) today announced that it has extended its previously announced offer to purchase up to 20,000,000 of its common shares for ten business days, until 9:00 a.m., New York City time, on Friday, May 17, 2002. This tender offer was previously scheduled to expire at 9:00 a.m., New York City time, on Friday, May 3, 2002. The other terms of the tender offer, including all other conditions and the tender price range of $22 to $26 per share, remain unchanged.

According to The Bank of New York, the Depositary for the tender offers, as of May 2, 2002, approximately 4,273,000 of DaVita's common shares have been validly tendered and not withdrawn.

The Company is planning to release its first quarter financial results on Friday, May 10, 2002, before the market opens. Kent Thiry, Chairman and CEO, and Richard Whitney, CFO, will be leading a call to review the earnings release, discuss other recent events and answer any shareholder and bondholder questions. The call will be held on Friday, May 10, 2002 starting at 10:00 a.m. Eastern Time and the Dial in Number will be 800 399-4406.

Investors calling in should refer to the DaVita first quarter call and provide the operator their names and company affiliations. Investors who are unable to listen to the DaVita earnings conference call will be able to access a replay via its web site at www.davita.com, but there will be no telephone replay.

Credit Suisse First Boston Corporation is acting as Dealer Manager in connection with the tender offer for DaVita's common shares. Persons with questions regarding this tender offer should contact Credit Suisse First Boston Corporation at (800) 881-8320. Requests for documentation should be made to Georgeson Shareholder, the Information Agent, at (212) 440-9800 or (866) 800-0506.


DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs domestically in 32 states, as well as Washington, D.C. As of December 31, 2001, we operate 493 outpatient dialysis facilities serving over 42,000 patients, including 3,300 patients in 32 centers under management.